UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

May 31, 2018

THE GAP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)
(415) 427-0100
(Registrant’s telephone number including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01.     Entry into a Material Definitive Agreement

On May 31, 2018, The Gap, Inc. (“we”, “our” and the “Company”) amended and restated its $500 million unsecured revolving credit facility, which was due to terminate on May 20, 2020 (the “Original Facility”). The primary change in the amended and restated facility (the “Restated Facility”) is an extension of the termination date to May 31, 2023. The Restated Facility was entered into among the Company, the LC Subsidiaries named therein, the Subsidiary Borrowers named therein, the Lenders named therein, the Issuing Banks named therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and Citibank N.A., as joint lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A., as syndication agent, Citibank, N.A., HSBC Bank USA, National Association, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as documentation agents, and Bank of America, N.A., as administrative agent for the Lenders and Issuing Banks thereunder.

The Restated Facility is available for working capital, capital expenditures and other general corporate purposes of the Company and its subsidiaries. The drawn cost and fees related to the Restated Facility fluctuate based on our public debt rating and our leverage ratio.

Like the Original Facility, the Restated Facility does not contain any restrictions on share repurchases, dividend increases, and debt repurchases. The Restated Facility contains financial and other covenants, including, but not limited to, limitations on liens and subsidiary debt as well as the maintenance of two financial ratios-a fixed charge coverage ratio based on the last four consecutive fiscal quarters of 2.00:1.00 and a leverage ratio as of the last day of each fiscal quarter determined on the basis of the last four consecutive quarters of not greater than 2.25:1.00. As with the Original Facility, a violation of these covenants could result in a default under the Restated Facility, which would permit the participating banks to restrict our ability to further access the Restated Facility for letters of credit and advances and require the immediate repayment of any outstanding advances under the Restated Facility. In addition, such a default could, under certain circumstances, permit the holders of other outstanding unsecured debt to accelerate payment of such obligations.

The foregoing description of the Restated Facility is only a summary and is qualified in its entirety by reference to the Second Amended and Restated Credit Agreement dated as of May 31, 2018, that governs the Restated Facility, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended August 4, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date:	June 1, 2018	By:	/s/ Julie Gruber
Julie Gruber
Executive Vice President, Global General Counsel,
Corporate Secretary and Chief Compliance Officer